UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2005

PEABODY ENERGY CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Market Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(314) 342-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2005, the Board of Directors of Peabody Energy Corporation (the "Company") approved certain amendments to the director compensation package for non-employee directors. Effective January 1, 2006, non-employee directors will receive an annual cash retainer of $75,000, and annual equity compensation valued at $75,000, awarded in restricted shares (based on the fair market value of the common stock on the date of grant), stock options (based on Black-Scholes methodology), or a combination of both. The restricted stock awards will vest upon the third anniversary of the date of grant or such other period designated by the Board of Directors pursuant to the Company’s Equity Incentive Plan for Non-Employee Directors. The stock option awards will be granted at an exercise price equal to the fair market value of the common stock on the date of grant, will vest in equal annual installments over three years, and will expire ten years after grant. In the event of a change of control of the Company (as defined in the Company’s Equity Incentive Plan for Non-Employee Directors), all restrictions related to the restricted stock awards will lapse and any previously unvested options will vest. The restricted stock awards and options also provide for vesting in the event of death or disability or termination of service without cause with Board consent.

Members of various committees of the Board of Directors will receive the following additional compensation:

• The Audit Committee Chairperson will receive an annual $15,000 cash retainer.
• Other Audit Committee members will receive annual $5,000 cash retainers.
• Chairpersons of the Compensation and Nominating & Corporate Governance Committees will receive annual $10,000 cash retainers.
• Directors who serve on more than one committee will receive an additional annual $10,000 cash retainer.

The Company will continue to pay the travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors will no longer receive per diem meeting attendance fees.

The Board of Directors also approved a Non-Employee Director Deferred Compensation Plan (the "Plan"), effective as of January 1, 2006, to attract and retain Eligible Directors (generally defined in the Plan as non-employee directors). The Plan will be administered by the Board of Directors or a committee appointed by the Board.

An Eligible Director may elect to defer all or a portion of his or her annual cash retainers earned or to be earned with respect to any future calendar year, and restricted stock dividends, until a specified date or until the Eligible Director incurs a separation from service, as defined under Section 409A of the Internal Revenue Code (the "Code"). At that time, the Company will distribute, as soon as administratively feasible, the account balance in a single lump sum payment, less applicable withholding taxes. The distribution will be made in cash or shares of common stock, valued at the closing price on the day before the distribution date, at the discretion of the participant.

All deferrals are irrevocable and will be credited to a bookkeeping account maintained for each participant, the value of which will be adjusted monthly based upon the deferrals and the applicable crediting rate, which is defined as the rate of return of the Lehman Brothers Aggregate Bond Index. The Company’s obligations under the Plan will be unfunded and unsecured. The Company will not be obligated under any circumstances to fund its financial obligations under the Plan.

The Company may amend the terms of the Plan at any time, provided that such amendment may not reduce or relieve the Company of any obligation to a participant, without his or her consent. However, the Company may amend the Plan without the participant’s consent to the extent that the Company deems it necessary or appropriate to comply with Section 409A of the Code and any other regulation or guidance issued.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

October 26, 2005	By:	Jeffery L. Klinger

Name: Jeffery L. Klinger
Title: Vice President - General Counsel